Exhibit 10.1

August 23, 2017

Rosalind Brewer

Dear Roz,

Congratulations! It is with great pleasure that I confirm your offer of employment for the position of group president, chief operating officer at Starbucks Corporation (“Starbucks” or “the Company”) reporting directly to me. I look forward to your first day on a mutually agreeable start date.

As a new partner, you will soon be participating in various immersion activities that will provide you information about Starbucks history and culture.

Please note, this offer is contingent upon meeting all pre-employment requirements listed on the last page of the offer.

Here Are The Specifics Of Your Offer:

Base Salary
You will be paid a base salary that annualizes to $1,000,000.

Sign-On Bonus
You will receive a one-time cash sign-on bonus of $1,000,000, less payroll taxes, payable in three installments. The first installment of $334,000 will be paid on your next regularly scheduled pay period after 30 days of employment. The second installment of $333,000 will be paid on your next regularly scheduled pay period after 12 months of employment. The third installment of $333,000 will be paid on your next regularly scheduled pay period after 24 months of employment.

Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a pro-rata portion of the first installment of the sign-on bonus and will not be entitled to the second or third installments, such reimbursement to be calculated as follows:

((365 - # days employed)/365) x $334,000

Should you voluntarily leave Starbucks during your second year of employment, you will be responsible for reimbursing Starbucks for a pro-rata portion of the second installment of the sign-on bonus and will not be entitled to the third installment, such reimbursement to be calculated as follows:

((730 - # days employed)/365) x $333,000

Should you voluntarily leave Starbucks during your third year of employment, you will be responsible for reimbursing Starbucks for a pro-rata portion of the third installment of the sign-on bonus, such reimbursement to be calculated as follows:

((1,095 - # days employed)/365) x $333,000

Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plans. By accepting this position you agree that in the event you are responsible for reimbursing a prorated gross portion of the sign-on bonus, the amount may be deducted from your final pay, to the extent allowed by law. If the amount due exceeds that collected from the final pay, then you agree to pay the balance within 30 days after the effective termination date of employment with Starbucks.

Sign-On Equity Award
You will receive an equity award with an economic value of $7,000,000 (USD) under the 2005 Key Employee Sub−Plan to Starbucks Corporation Amended and Restated 2005 Long−Term Equity Incentive Plan (the "Key Employee Plan") with 60% in the form of restricted stock units and 40% in the form of stock options. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the grant date. The grant date for your equity awards will be after you assume your new position and otherwise effective in accordance with the Company's equity grant timing guidelines. Subject to your continued employment, the stock options will vest in equal installments over a period of three (3) years beginning on the first anniversary of the grant date. Subject to the achievement of positive fiscal 2018 adjusted operating income and your continued employment, the restricted stock units will vest in equal installments over a period of three (3) years, beginning on the first anniversary of your start date.

To ensure processing of this grant, please sign this offer letter and email a copy to Stock
Administration at stockadm@starbucks.com.

Executive Management Bonus Plan
You will be eligible to participate in the Executive Management Bonus Plan (EMBP) starting in fiscal 2018. Your incentive target will be 150% of your eligible base salary, prorated from your eligibility date through the end of fiscal 2018. For more information about the EMBP please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Long-Term Incentives
Starbucks Total Rewards philosophy includes long-term incentives. Each year, as determined by the Compensation & Management Development Committee (the “Committee”), you may be eligible to receive an equity award under the Leadership Stock Plan with 60% of the economic value in the form of performance restricted stock units and 40% of the economic value in the form of stock options. Annual awards are typically granted in November and are contingent upon Committee approval after considering a number of factors. You will be eligible for an annual long-term incentive award starting in fiscal 2019 (with an expected grant sometime in November 2018). Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time.

Stock Ownership
As a senior executive, the Company’s executive stock ownership guidelines will apply to you.  The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years.  Your minimum investment as group president, chief operating officer is three (3) times your annual base salary.  A copy of the guidelines will be provided to you.

Management Deferred Compensation Plan
Eligibility for the Management Deferred Compensation Plan (MDCP) is limited to certain partners on Starbucks (or a participating affiliate’s) U.S. payroll who are in the position of director level or above. The MDCP is a non-qualified deferred compensation plan that provides eligible partners with the opportunity to save a portion of their eligible pay on a pre-tax basis. If you are eligible, you will receive enrollment information at your home address as soon as administratively possible after your start date. These materials will outline the limited window in which you will have an opportunity to enroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. Once eligible, you may also obtain more information about the MDCP online at netbenefits.fidelity.com.

If you are determined to be eligible to enroll during the annual MDCP open enrollment period between August 26 and September 18, in addition to base pay you may also elect to defer a portion of the Executive Management Bonus Plan (EMBP) as defined in the MDCP plan document. That election will apply to EMBP payments, if any, that are paid at the end of the subsequent calendar year.  Any amount that you elect to defer, whether base pay or eligible bonus pay, will be subject to the terms and conditions of the MDCP.

Relocation Benefits
You will be eligible for relocation benefits if you accept our offer of employment.  Starbucks wants your move to the Seattle, Washington area to be a positive one.  Our relocation provider will support your relocation.

Your relocation benefits will be determined after you complete an assessment call with a consultant from our relocation provider.  After the completion of the assessment, you will be provided with an outline of the relocation benefits that will be offered to you.  Relocation benefits will not be authorized until you accept our offer of employment.  Once accepted, a relocation consultant will then contact you to begin the process.  You will be required to sign the Partner Relocation Repayment

Agreement and return it to your relocation consultant before relocation benefits will be administered.  If you have any questions in the interim, please consult your Starbucks Partner Resources contact.

401(k)
The Future Roast 401(k) Savings Plan provides eligible partners with the opportunity to save on a 401(k) pre-tax as well as a Roth after-tax basis, and to receive Starbucks Match of 100% on the first 5% of eligible pay (subject to IRS imitations) contributed each pay period. Partners will be able to enroll online at netbenefits.fidelity.com or by phone by calling Fidelity at (866) 697-1048 starting approximately 75 days prior to attainment of Plan eligibility (90 days of employment, age 18 and on the Starbucks or a participating affiliate’s U.S. payroll). Payroll contributions will start within one to two pay periods after you enroll or the date you meet the Plan's eligibility requirements. Fidelity will mail a welcome letter containing enrollment instructions and information to your home shortly before you are expected to meet the eligibility requirements if you have not yet enrolled. These materials will outline the specific Plan provisions including eligibility for and crediting of the employer matching contributions. If after meeting the eligibility requirements, you do not receive the welcome letter, or if you have any questions about the Future Roast 401(k) Savings Plan, please contact the Starbucks Savings team via email at savings@starbucks.com. Once you are eligible to enroll, you may obtain more information about the Plan online at netbenefits.fidelity.com.

COBRA
Should you elect COBRA (continuation of health coverage) from your previous employer, Starbucks will reimburse you for your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits after the mandatory waiting period.  Once you have signed up for COBRA coverage (within the 60-day election period), submit proof of payment(s) to your Partner Resources contact for processing.  The proof of payment must be submitted for reimbursement within 60 days of your Starbucks benefit eligibility date. The reimbursement is classified as income by the federal government and is subject to all applicable payroll taxes and deductions.

Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam
You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please consult your Partner Resources contact.

Insider Trading
You will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy. A copy of the policy will be provided to you on your first day and you will be required to complete an online training and certify that you have read and understood the policy.

Coffee and Dairy Hedging
As an officer of the Company you are prohibited from trading in coffee or dairy futures, options or similar instruments for your own account. If you have further questions, please consult your Partner Resources contact.

An overview of Starbucks benefits, savings and stock programs can be found at http://www.starbucks.com/ysb. If you have questions regarding these programs or eligibility, please call the Starbucks Benefits Center at (877) SBUXBEN.  Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at anytime without notice.

All Starbucks partners in the State of Washington are required to have their pay electronically deposited in a bank or financial institution of their choice within the United States or electronically loaded on a paycard.  The deposits may be made to your checking, savings, paycard, or money market account or a combination thereof.  Please be prepared to fill out the necessary automatic deposit information during your first week of employment with the company.

If you accept this offer it is contingent on the following conditions of hire including:

•	Employment Eligibility Verification; proof of eligibility to work in the United States (All Employees)

•	Background Check

•	Signing a Confidentiality, Non-Solicitation and Non-Competition Agreement

•	Partner Guide Acknowledgement

Your employment with Starbucks Corporation will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I am excited to welcome you to Starbucks and look forward to working with you.

Warm regards,

/s/ Kevin R. Johnson

Kevin Johnson
president and ceo

Cc:    Stock Administration
Executive Recruiting

Enc.    MDCP Summary and Enrollment Guide
Your Special Blend
COBRA Reimbursement Information
Enrollment Guide
Future Roast 401(k) Plan Summary
Insider Trading Policy
Confidentiality, Non-Solicitation and Non-Competition Agreement
Stock Ownership Guidelines

I accept employment with Starbucks Corporation, or its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Rosalind G. Brewer                          05 Sept 2017
Name                                Date of Acceptance

Please email this signed letter to:
Stock Administration Stockadm@starbucks.com
And Executive Recruiting ExecutiveRecruiting@starbucks.com